Exhibit 10.77

EMPLOYMENT AGREEMENT
for
Mark S. McKnight

This Employment Agreement (“Agreement”) is entered into by and between RiceBran Technologies, a California corporation (“RBT”), and Mark S. McKnight (“Employee”), signed as of September 20, 2013 and to become effective upon the closing of the Acquisition and Stock Purchase Agreement of even date herewith (“Effective Date”).  The parties agree as follows:

RECITAL

This Agreement is entered into in accordance with the terms of the Acquisition and Stock Purchase Agreement (“Purchase Agreement”) by and among Employee, RBT, H&N Distribution, Inc., a Nevada corporation (“H&N”) and Richard A. Ellis (“Ellis”) dated September 20, 2013 for the acquisition by RBT of all of the shares of stock of H&N from Employee and Ellis.

AGREEMENT

1.             Employment. RBT wishes to employ Employee and Employee agrees to provide services for RBT on the terms and conditions set forth below.

2.             Employment; Scope of Employment.  As of the Effective Date, Employee shall be employed as Senior Vice President of Contract Manufacturing of RBT and Chief Executive Officer of H&N, reporting to the Chief Executive Officer.  Employee’s duties shall include overseeing the operations of H&N, which shall, upon the closing of the Purchase Agreement, be a wholly owned RBT subsidiary, and managing the development and production of healthy and natural products for health foods, supplements, nutraceutical and functional foods, medical foods and pharmaceuticals based principally on RBT’s proprietary and patented ingredients through H&N and third party manufacturing facilities. RBT reserves the exclusive right to designate and modify Employee’s specific duties from time to time in any manner consistent with Employee’s status as Senior Vice President of Contract Manufacturing and CEO of H&N.  Without limiting the generality of the foregoing, Employee’s duties may include participating in presentations to product development and sales organizations of multi-level marketing companies such as Zurvita, NuSkin, Herbalife and other direct sales organizations. No modification or change of Employee’s responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

2.1          Best Efforts; Full Working Time.  Employee shall devote substantially all of Employee’s business time, attention, skill and experience and shall apply Employee’s best efforts to the performance of Employee’s duties and the business and affairs of RBT and H&N.  Employee may engage in charitable activities and community affairs, and manage Employee’s personal investments and affairs, so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of Employee’s duties and responsibilities hereunder.

2.2          Supervision and Direction of Services.  All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer of RBT (the “CEO”).

2.3          Rules.  Employee shall be bound by all the policies, rules, regulations, plans, programs, agreements and arrangements of RBT now in force, and by all such other policies, rules, regulations, plans, programs, agreements and arrangements as may be hereafter implemented (collectively, “Company Arrangements”) and shall faithfully observe and abide by the same.  Employee confirms that he has received written copies of such documents from RBT. No such policy, rule or regulation shall alter, modify or revoke the provisions of this Agreement, including Employer’s right to terminate Employee’s employment without cause pursuant to the terms of this Agreement.

2.4          Exclusive Services.  During the Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business that is competitive with RBT’s business operations; provided, however, that this provision shall not preclude or prohibit Employee from holding or obtaining an indirect and passive beneficial ownership, through a mutual fund or similar arrangement, of up to three percent (3%) of any publicly-held company which is competitive with RBT or H&N as long as he does not otherwise promote, participate or engage in the business operations of such company.  Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of RBT or H&N while Employee is employed by RBT or any of its subsidiaries or affiliates.

2.5          Non-Solicitation.    To the fullest extent permissible under applicable law, Employee agrees that both during the Term and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors, or customers, suppliers or vendors of RBT or H&N to sever their relationship with RBT or H&N and accept an employment or an independent contractor relationship, or any other applicable relationship with any other business.

2.6          Relocation; Office Location. Employee shall relocate to the Phoenix Arizona metropolitan area with his family on or before August 31, 2014.  After relocation, Employee will primarily perform his duties under this Agreement from RBT’s offices, but shall provide services at such other locations as the CEO may designate from time-to-time. Initially and until the relocation of Employee and his family, Employee shall provide his services primarily from the offices of H&N in Irving, Texas and will spend a significant portion of his time at RBT’s offices in Scottsdale, Arizona as agreed with the CEO.  Employee understands and agrees that his duties will include travel both domestically and internationally of up to fifty percent (50%) of his working time. Within thirty (30) days following the relocation of Employee's family and family residence to Phoenix, Arizona, Employer shall reimburse Employee for the documented and reasonable expenses incurred by Employee in moving his primary residence to Phoenix, Arizona, but not including the costs of selling his current family home or purchasing a new home.

3.             Term and Termination; Payments upon Termination.

3.1          Term and Termination. Unless earlier terminated as described below, RBT hereby employs the Employee under this Agreement for a period commencing on the Effective Date and ending on December 31, 2018 (the “Term”).  Subject to Section 3.2.2 below, RBT may only terminate Employee’s employment for Cause, as defined below, and Employee may only terminate for Good Reason, as defined below.

3.1.1            Termination for Cause.  RBT may terminate this Agreement at any time for Cause. No termination of Employee’s employment hereunder for Cause shall be effective unless RBT shall first have given written notice to Employee (the “Cause Notice”) of its intention to terminate Employee for Cause, such Cause Notice shall state the circumstances that constitute the grounds on which the termination for Cause is based.  “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a)            Employee breaches a material term of this Agreement, which breach remains uncured for thirty (30) days after delivery of the Cause Notice (which Cause Notice shall describe the breach in sufficient detail to allow Employee the reasonable opportunity to cure the breach, if susceptible of being cured within such thirty (30) day period);

(b)            Employee has engaged in willful or gross misconduct in the performance of Employee’s duties;

(c)            Employee has engaged in personal dishonesty in connection with the performance of his duties with the intent of personal enrichment;

(d)            Employee fails to comply with any written standards or duties established by the CEO for the performance of Employee’s duties hereunder;

(e)            Employee has committed, as reasonably determined by the Board of directors of RBT, or has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, dishonesty or similar criminal conduct (other than minor motor vehicle offenses), or any felony;

(f)            Employee’s habitual misuse of alcohol, any prescribed drugs, or any controlled substance; or

(g)            Employee’s breach of the Proprietary Information Agreement attached hereto as Exhibit A.

3.1.2            Termination for Good Reason.  Employee may terminate this Agreement at any time for Good Reason, as defined herein, subject to and provided that Employee complies with the requirements set forth below.  As used herein, “Good Reason” means (i) any material breach by RBT of any provision of this Agreement; (ii) a material reduction of Employee’s duties or responsibilities (or the assignment of duties or responsibilities to Employee that are not consistent or commensurate with Employee’s position as a Senior vice President of RBT or CEO of H&N, but not including any reduction in Employee’s duties during any investigation or proceedings initiated by RBT or H&N pursuant to Section 3.1.1 with regard to a possible termination of Employee for Cause; or (iii) any reduction of Employee’s Base Salary other than as part of a general reduction of the salaries of all or substantially all RBT senior executives.  In order to terminate this Agreement for Good Reason, Employee shall provide RBT with (x) written notice of the Good Reason (which notice must be delivered within ninety (90) days following the date Employee first learns of the occurrence of the event constituting Good Reason and which notice shall describe the particulars of RBT’s breach in sufficient detail to allow RBT reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (y) thirty (30) days within which to remedy or eliminate the Good Reason(s).  In the event that Employee provides such notice and RBT fails to remedy or eliminate the Good Reason(s) within such 30-day period, Employee shall be entitled to provide RBT with written notice (of not less than thirty (30) days) that Employee is terminating this Agreement as a result of such Good Reason(s).

3.1.3            Other Events of Termination of Employment Due to Death or Disability of Employee.  In addition to a termination pursuant to Sections 3.1.1 for Cause or 3.1.2 for Good Reason, this Agreement shall terminate upon the death or Disability of Employee. For purposes of this Agreement, “Disability” means Employee is substantially unable to perform his duties under this Agreement as a result of a physical or mental disability for a continuous period of ninety (120) days or longer, or for one hundred and twenty (180) days or more in any twelve (12) month period.

3.2          Payments Upon Termination.

3.2.1             For Cause or Voluntary Termination.  If RBT terminates Employee’s employment for Cause, or if Employee terminates for any reason other than Good Reason, or if either party terminates this Agreement due to Employee’s Disability: (i) Employee shall be entitled to receive in a cash lump sum payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination (such payment shall be made within the time period required by applicable law, but in no event later than thirty (30) days following the date of termination); and (ii) all rights to any further Quarterly Bonus and Annual Excess EBITDA Bonus payments (as defined below) shall terminate effective as of the date of termination.

3.2.2            Without Cause, for Good Reason, Disability or Death.  In the event Employee’s employment is terminated (i) by RBT other than for Cause, (ii) by Employee for Good Reason, or (iii) due to Employee’s Disability or death, Employee (or Employee’s estate or legal representative) shall be entitled to: (A) a cash lump sum payment an amount equal to (1) all previously accrued but unpaid  compensation (including accrued but unused vacation leave) as of the date of such termination, (2) the Base Salary through the date of termination (the amount described in this Section 3.2.2(a)(A)(2), the “Severance Payment”), and (3) Quarterly Bonus payments due through December 31, 2018. The Severance Payment shall be made no later than thirty (30) days following the effective date of a mutual general release in a reasonable form prepared by RBT, and signed, by both Employee and RBT.  The Quarterly Bonus payments shall be due for the balance of the Term if the target Adjusted EBITDA numbers are achieved pursuant to Section 4.2.1 and, if applicable, shall be payable no later than forty five (45) days following the end of each quarter.  All rights to any Annual Excess EBITDA Bonus payments or, except as provided in this Section 3.2.2, any other amounts shall terminate effective as of the date of termination.

3.2.3             Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), he shall not be entitled to any payments upon a termination of Employee’s employment under any arrangement that constitutes “nonqualified deferred compensation” under Section 409A until the earlier of (i) the date which is six (6) months after Employee’s separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance hereunder) for any reason other than death, or (ii) the date of Employee’s death.  After the date of termination, Employee shall have no duties or responsibilities that are inconsistent with having a separation from service as of such date.  Any amounts otherwise payable to Employee following a termination of employment that are not so paid by reason of this Section 3.2.3 shall be paid promptly following, and in any event within thirty (30) days following, the date that is six (6) months after Employee’s separation from service (or, if earlier, the date of Employee’s death).

4.             Compensation; Benefits.

4.1          Base Salary.  Employee shall be paid at a rate which, on an annualized basis, equals two hundred thousand dollars ($200,000) per year (“Base Salary”).   The Base Salary shall be subject to normal payroll withholdings and RBT’s standard payroll practices.

4.2          Bonuses.

4.2.1            Quarterly Bonus.    Commencing 2014 and continuing through and including 2018, RBT will pay Employee a quarterly bonus (“Quarterly Bonus”) amount in the amount of Eighty Five Thousand Dollars ($85,000.00) if the Adjusted EBITDA (as defined below) of H&N for the calendar quarter equals or exceeds the applicable target amount designated below. The Adjusted EBITDA shall be determined in accordance with GAAP (as defined below), consistently applied.  If for any such quarter H&N fails to achieve the designated Adjusted EBITDA amount, but achieves between eighty percent (80%) and eighty nine point nine  percent (89.9%) of the designated amount, RBT will pay Employee a Fifty Thousand Four Hundred Dollar ($50,000.00) bonus; and if the Adjusted EBITDA amount is between Seventy Percent (70%) and Seventy Nine and Nine-Tenths Percent (79.9%), inclusive, of the designated amount for the quarter RBT will pay Employee a bonus for the quarter of Thirty Thousand Dollars ($30,000.00).  Employee must remain employed for the full quarter to be eligible to receive a Quarterly Bonus for that quarter (except as provided in Section 3.2.2). If H&N achieves below Seventy Percent (70%) of the designated Adjusted EBTIDA for a quarter, Employee will not receive a Quarterly Bonus for such quarter. The Adjusted EBITDA targets for determining the bonuses are as follows:

Adjusted EBIDTA

Year	Target Per Quarter
2014	$725,000
2015	$900,000
2016	$1,125,000
2017	$1,350,000
2018	$1,575,000

4.2.2            Annual Excess EBITDA Bonus.  In addition to the Quarterly Bonus, for each calendar year commencing 2014 and continuing through and including 2018 if the actual Adjusted EBITDA for the calendar year exceeds the target amount for that year by thirty five percent (35%) or more (one hundred and thirty five percent (135%) of four (4) times the applicable quarterly target amount set forth in Section 4.2.1), then RBT shall pay to Employee an additional bonus amount of One Hundred Thousand Dollars ($100,000) (“Annual Excess EBITDA Bonus”).  If the actual Adjusted EBITDA for the calendar year is more than sixty percent (60%) greater than the annual target amount, then the Annual Excess EBITDA Bonus amount shall be Two Hundred Thousand Dollars ($200,000).  After the 2018 calendar year this incentive bonus arrangement shall terminate and Employee shall participate in the then current RBT Senior Management Incentive Plan or such other incentive plan approved by the Board of Directors of RBT that applies to the other senior managers of RBT. The Annual Excess EBITDA Bonuses earned, if applicable, shall be paid annually no later than 45 days after the completion of the annual third party audit of RBT’s and H&N’s books performed by RBT’s external auditor.

4.2.3            No Other Annual Bonus Program.  Employee shall not participate in any other RBT annual bonus program unless the Term is extended past Contract Year 2018, in which case Employee may participate in programs applicable to senior officers of RBT subject to the terms and conditions of any such program.  Any such annual bonus program must be approved by the RBT Compensation Committee and Board of Director’s.

4.2.4            Certain Definitions.  The following terms have the meanings set forth below:

“Adjusted EBITDA” means, for any applicable period of determination, the sum of the following, all as determined in conformity with GAAP, (i) the Net Income (as defined below) of H&N for such period, plus (ii) amounts deducted in determining Net Income for income taxes of H&N, plus (iii) the Interest Expense (as defined below) of H&N for such period, plus (iv) the amount of amortization of intangibles for such period deducted in arriving at such Net Income, plus (v) the amount of depreciation for such period deducted in arriving at such Net Income, and (vi)  any deductions for consulting fees, accrued bonuses or benefits for Employee.  The applicable period of determination will be the four (4) full calendar quarters immediately preceding (and including the date of determination if the date of determination is the last day of a quarter) the date of determination.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“Interest Expense” means the total interest expense of H&N for such period with respect to all of its indebtedness other than indebtedness to Employee or his affiliates or relatives, including, without limitation, all breakage costs and fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and the accretion of original issue discount on debt securities, all as determined in conformity with GAAP.  The applicable period of determination will be the four (4) full calendar quarters immediately preceding (and including the date of determination if the date of determination is the last day of a quarter) the date of determination.

“Net Income” means after-tax net income from continuing operations, excluding extraordinary gains, all as determined in accordance with GAAP.

4.3          Vacation and other Standard Benefits. Employee shall be entitled to four (4) weeks of paid vacation time per year.  Employee may not accrue vacation time in excess of such four (4) weeks maximum.  Accrual of vacation time shall be subject to the terms and conditions of RBT’s vacation policy.  Employee shall be entitled to health benefits in accordance with RBT’s standard policies.  In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with RBT’s standard policies as adjusted from time to time.

4.4          Business Expenses.  Employee shall be reimbursed for reasonable business expenses which he incurs in the performance of Employee’s duties hereunder, in accordance with RBT’s standard reimbursement policies. Employee may, at his election, travel with an airline or in a class of service that is not in accordance with RBT's standard travel or reimbursement policy.  In that event RBT shall only reimburse Employee for the amount that he would have incurred if complying with RBT's standard policies and Employee shall bear the cost of the additional fare as a personal expense.

4.5          Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control.

5.             Employee’s Representations.   Employee represents and warrants to RBT that: (i) the information provided by Employee about Employee to RBT in connection with Employee’s employment and any supplemental information provided to RBT is, to the best of Employee’s knowledge and information after good faith diligence and investigation, complete, true and correct, (ii) Employee has not omitted any information that is necessary to evaluate the information provided by Employee to RBT, (iii) Employee shall promptly notify RBT of any change in the accuracy or completeness of all such information, (iv) Employee shall not import or utilize any confidential or proprietary information belonging to any other person or entity in the discharge of his duties, (v) Employee has not taken, and will not use, the proprietary information of any former employer in his employment, other than the information of H & N, (vi) Employee is not subject to any obligation, contractual or otherwise, that prevents or restricts Employee from becoming employed as contemplated hereunder, creates any potential or actual conflict of interest, or places RBT or H&N at risk of liability in connection therewith.

6.             Trade Secrets.   Employee acknowledges that RBT has expended substantial time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services.  Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit A.  Employee has reviewed the Proprietary Information Agreement and agrees to execute RBT’s Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7.             Remedies for Breach of Covenant Regarding Confidentiality.   The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, and 6 will result in immediate and irreparable injury to RBT. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, or 6, RBT shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to RBT.   The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, RBT may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.             Miscellaneous.

8.1          Choice of Law, Jurisdiction, Venue.  The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or preempted by federal law.

8.2.         Entire Agreement.   This Agreement and the Proprietary Information Agreement dated as of the Effective Date and described in Section 6 and the Indemnification Agreement (as defined below) contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties.  There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3          Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.   Any such notice shall be delivered or addressed to the parties at the addresses set forth on the signature page below or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4          Severability.  RBT and Employee agree that should any provision of this Agreement be declared or be determined by any court or other tribunal (including an arbitrator) of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5          Amendment.  The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

8.6          No Transfer or Assignment; No Third-Party Beneficiaries.  The rights of Employee hereunder have been granted by RBT with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than RBT, H&N and Employee shall have any rights whatsoever under this Agreement.   No person or entity other than RBT, H&N or Employee shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement.  No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of RBT, H&N or Employee hereunder.

8.7          Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.8          Resolution of Disputes.

8.8.1            Resolution of Disputes.  RBT and Employee agree that, except as otherwise provided herein, any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee’s employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (“Dispute”)  shall be resolved by binding arbitration as provided in this Section 8.8.

8.8.2            Binding Arbitration.   The provisions of this Section 8.8 shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party’s arbitration rights.  Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the American Arbitration Association (“AAA”) Commercial Arbitration Rules (the “AAA Rules”).

8.8.3            Appointment of Arbitrator.  Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select from the AAA list of labor and employment arbitrators a single arbitrator, who must be a licensed attorney; if the parties fail to do so within such thirty (30) day period, an arbitrator shall be selected in accordance with the AAA Rules.

8.8.4            Initiation of Arbitration.  In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.8.5            Location of Arbitration.  Any arbitration hearing shall be conducted in Phoenix, Arizona.

8.8.6            Applicable Law.  The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, U.S. Code, Section 1 et Seq.).

8.8.7            Arbitration Procedures.  In addition to any of the procedures or processes available under the AAA Rules, the parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims and/or defenses, including access to relevant documents and witnesses, as determined by the arbitrator(s).  In addition, either party may choose, at that party’s discretion, to request that the arbitrator(s) resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute.  In the event a party to the arbitration requests that the arbitrator(s) resolve a dispositive motion, the arbitrator(s) shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.8.8            Scope of Arbitrators’ Award or Decision.  RBT and Employee agree that if the arbitrator(s) find any Disputed claim to be meritorious, the arbitrator(s) shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim.  Any decision or award by the arbitrator(s) shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.8.9            Costs of Arbitration; Attorneys’ Fees.  RBT and Employee agree that  the arbitrator(s), in their discretion and consistent with applicable law, may award to the prevailing party the costs incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.8.10          Acknowledgment of Consent to Arbitration.  NOTICE:  BY EXECUTING THIS AGREEMENT THE PARTIES AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “RESOLUTION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE THE DISPUTE DECIDED BY A JUDGE OR A JURY.  BY EXECUTING THIS AGREEMENT, THE PARTIES WAIVE THEIR JUDICIAL RIGHTS TO APPEAL.  IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE.  THE PARTIES’ AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.  THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

8.10       Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

The parties hereto have executed and delivered this Agreement as of the date first-above written.

COMPANY:	EMPLOYEE:

RiceBran Technologies, a California corporation

/s/ W. John Short	/s/ Mark S. McKnight

By: W John Short	By: Mark S. McKnight

Title: Chief Executive Officer	Title: Chief Executive Officer

Address: 6720 N Scottsdale Rd, Suite 390 Scottsdale, AZ 85253	Address: 3000 Skyway Cir N, Irving, TX 75038